Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-122917) on Form N-1/A of our report dated July 1, 2019, related to our audits of the financial statements and financial highlights, which appear in the April 30, 2019 Annual Report to Shareholders of Toews Tactical Growth Allocation Fund, Toews Tactical income Fund, Toews Tactical Oceana Fund, Toews Tactical Monument Fund, Toews Tactical Opportunity Fund, Toews Unconstrained Income Fund, and Toews Tactical Defensive Alpha Fund, each a separate series of Northern Lights Fund Trust, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 23, 2019